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                                                                    Exhibit 15.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To Shareholders of Education Lending Group, Inc:

We have reviewed the accompanying consolidated balance sheet of Education Lending Group, Inc. and its subsidiaries (the "Company") as of September 30, 2002 and the related consolidated statement of operations and stockholders' equity (deficit) for the three-month and nine-month periods ended September 30, 2002 and the consolidated statement of cash flows for the nine month period ended September 30, 2002. These financial statements are the responsibility of the Company's management. The consolidated balance sheet of the Company as of December 31, 2001 was audited by other independent accountants. The consolidated statement of operations for the three-month and nine-month periods ended September 30, 2001, and the consolidated statement of stockholders' equity (deficit) and consolidated statement of cash flows for the nine-month period ended September 30, 2001, were reviewed by other independent accountants.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP

November 11, 2002